Exhibit 10.1

Termination of Executive Services Agreement
And
New Consulting Agreement

The parties involved in this Termination of Executive Services Agreement and New Consulting Agreement (this “Agreement”) are Phototron Holdings, Inc., a Delaware corporation (the “Company”) and Douglas Braun (“Mr. Braun”), and this Agreement is entered into this 16th day of September, 2011.

The intent of this Agreement is to terminate the Executive Services Agreement entered into on May 17, 2011, between Mr. Braun and the Company (the “Executive Services Agreement”), and Mr. Braun’s employment as the President and Chief Executive Officer of the Company and of Growlife, Inc., a Delaware corporation and the Company’s wholly-owned subsidiary (“Growlife”), effective September 1, 2011 (the “Separation Date”).  The parties hereby agree as follows:

1.
Effective as of the Separation Date, the Executive Services Agreement is terminated and of no further force and effect and Mr. Braun is no longer employed as the President and Chief Executive Officer of the Company and of Growlife.  Except as expressly provided herein, all responsibilities, duties and obligations of Mr. Braun to the Company and of the Company to Mr. Braun shall be terminated and of no further force or effect.

2.
Mr. Braun agrees and acknowledges that Mr. Braun received all amounts properly due and owing to him as a result of his employment with the Company and Growlife through the Separation Date, including accrued but unpaid vacation or sick leave benefits.

3.
Mr. Braun agrees and acknowledges that he shall have no right to acquire additional equity securities of the Company or its subsidiaries other than pursuant to the Phototron, Inc. 2010 Stock Incentive Plan Stock Option Agreement granted by the Phototron, Inc. to Mr. Braun on February 14, 2011 and assumed by the Company on May 13, 2011, entitling Mr. Braun to purchase 2,351,187 shares of the Company’s common stock, and the Phototron Holdings, Inc. 2011 Stock Incentive Plan Stock Option Agreement granted by the Company to Mr. Braun on May 20, 2011, entitling Mr. Braun to purchase 4,500,000 shares of the Company’s common stock (collectively the “Option Agreements”), each as modified below.  The Company hereby (a) accelerates the vesting of all shares subject to each Option Agreement such that Mr. Braun shall be entitled to purchase, pursuant the exercise of options under such Option Agreement, one hundred percent (100%) of the shares subject thereto, and (b) extends the termination date of Mr. Braun’s right to exercise options under each Option Agreement such that such right shall terminate upon the date immediately prior to the third anniversary of the Effective Date (as defined below).  The parties agree and acknowledge that except as expressly modified herein, all terms and conditions of the Option Agreements are hereby ratified, confirmed and approved and shall remain in full force and effect.  In the event of any conflict or inconsistency between this Agreement and any Option Agreement, this Agreement shall govern.

4.
Mr. Braun may take up to twenty-one (21) days to consider this Agreement.  Upon Mr. Braun’s execution of this Agreement Mr. Braun will have seven (7) days to revoke this Agreement.  In the event of revocation, Mr. Braun must present written notice of revocation to the Company.  If seven (7) days pass without such revocation, this Agreement will become binding and effective on the eighth (8th) day after execution by Mr. Braun (the “Effective Date”).

5.	Mutual Release.

a.
Subject to Section 5(c) below, Mr. Braun, for himself and on behalf of his successors, assigns, agents, attorneys, representatives, heirs, executors and administrators (collectively, the “Braun Parties” and individually, a “Braun Party”), hereby releases and forever discharges and agrees to hold harmless the Company and its successors, assigns, officers, directors, shareholders, employees, affiliates, subsidiaries, parent corporations, agents, attorneys and representatives, past and present (collectively, the “Company Parties” and individually, a “Company Party”) from any and all demands, claims, duties, actions, obligations or causes of action, assessments, losses, damages, liabilities, costs and expenses (including attorneys’ fees) of any kind, nature or description, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively, the “Released Claims”), that Mr. Braun or any Braun Party currently has or possesses, or had prior to the Effective Date or at any time may have against the Company and/or against one or more Company Parties, arising out of, based upon or in any way related to (i) Mr. Braun’s employment relationship with the Company or the cessation thereof, and any claims for compensation of any kind or damages of any kind whatsoever; (ii) all matters arising out of any common law or federal, state, local or other governmental statute, regulation, ordinance or wage order, including any federal, state or local law (statutory or decisional) or regulation relating to employment; or (iii) any other matter of any nature whatsoever.

b.
Subject to Section 5(c) below, the Company, for itself and on behalf of the Company Parties, hereby releases and forever discharges and agrees to hold harmless each of the Braun Parties from any and all Released Claims that the Company or any Company Party currently has or possesses, or had prior to the Effective Date or at any time may have against any Braun Party, arising out of, based upon or in any way related to Mr. Braun’s business or employment relationship with the Company or any other matter of any nature whatsoever.

c.
The releases set forth in this Section 5 shall not (i) release obligations incurred pursuant to this Agreement; (ii) release claims in connection with events occurring after the Effective Date; or (iii) preclude any party hereto from enforcing its rights and remedies hereunder.

d.
Mr. Braun, on behalf of the Braun Parties, and the Company, on behalf of the Company Parties (collectively, the “Releasing Parties”), intend to waive and release all rights the Releasing Parties may have under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT NOW KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Mr. Braun and the Company, on behalf of the applicable Releasing Parties, hereby waive the provisions of Section 1542 of the California Civil Code and any other similar law of any other jurisdiction and acknowledge that this waiver is an essential and material term of this Agreement.

e.
Mr. Braun, knowingly and voluntarily, of his own free will without any duress, being fully informed and after due deliberation, accepts the terms of this Agreement, including without limitation, the release set forth in this Section 5, and signs the same as his own free act.  Mr. Braun understands that as a result of executing this Agreement, he will not have the right to assert that the Company or Growlife unlawfully terminated its relationship with him or violated any of his rights in connection with such termination.

f.
Mr. Braun and the Company, on behalf of the applicable Releasing Parties, hereby represent and warrant to each other that they have not assigned or transferred, in whole or in part, or purported to assign or transfer any claim or portion of any claim against the other Releasing Parties, as applicable, which is covered by this Agreement which they may now have or claim to have, of whatever kind or nature, to any other person or entity in any manner including, without limitation, assignment or transfer by subrogation or by operation of law.

g.
Each party hereto shall cause each of its successors, assigns, agents, attorneys, representatives, heirs, executors, administrators, officers, directors, shareholders, employees, affiliates, subsidiaries, parent corporations, attorneys and representatives, as the case may be, to be bound by this Agreement to the extent that it has the power to do so.

h.
This Agreement and compliance with this Agreement shall not be construed as an admission by either party to the Agreement of any liability whatsoever, or as an admission by either party of any violation of the rights of either party or any person, violation of any order, law, statute, duty, or contract whatsoever against either party or any person.  Both Parties specifically disclaim any liability to the other party or to any other person for any alleged violation of the rights of either party or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

6.	Consulting Services.

a.
For a term of six (6) months after the Effective Date, Mr. Braun shall provide consulting services to the Company, which services will include: work related to the operating system, commission structure and business development in the public and private educational industry (the “Consulting Services”).

b.
The Company will compensate Mr., Braun at the rate of five thousand dollars ($5,000) per month for Consulting Services, payable on the monthly anniversary of the Effective Date, and no other compensation or reimbursements will be provided by the Company to Mr. Braun for Consulting Services.

c.	Mr. Braun will be required to work at his home office or in person at the Company’s office a minimum of one (1) day a week.

7.
Each of the Company and Mr. Braun (each, a “Representing Party”) represents and warrants to the other that as of the Effective Date, the Representing Party has all necessary power, authority and capacity to enter into this Agreement and has taken all action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder, and the Representing Party has duly executed and delivered this Agreement, and this Agreement is a legal, valid and binding obligation of the Representing Party, enforceable against the Representing Party in accordance with its terms

8.
This Agreement and all matters arising hereunder or in connection herewith shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.  This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto hereby execute this Termination of Executive Services Agreement and New Consulting Agreement.

Phototron Holdings, Inc.
/s/ Douglas Braun	/s/ Brian Sagheb
Douglas Braun	Brian Sagheb CFO
Date: 9-16-11	Date: 9-16-11

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